For Immediate Release
July 3, 2008

Contact:	Tonni von Schaumburg
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
ADDED TO RUSSELL MICROCAP INDEX

Midland Park, NJ – July 3, 2008 – Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, today announced it has been added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008.

Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. Stewardship Financial Corporation will hold its membership until Russell reconstitutes its indexes in June 2009.

“We are pleased with our inclusion in this index, which reflects our continued positive momentum,” said Paul Van Ostenbridge, President and Chief Executive Officer of both Stewardship Financial Corporation and Atlantic Stewardship Bank. “Russell is an industry leader for stock indexes, and we expect our inclusion will generate greater interest in our stock among institutional investors.”

The annual reconstitution of the Russell Microcap Index captures the 1,000 smallest U.S. stocks in the Russell 2000, plus the next 1,000 stocks as of the end of May.

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ABOUT RUSSELL INVESTMENT GROUP
Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the-art performance benchmarks, and a range of institutional-quality investment products. With more than $200 million in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. Russell provides access to some of the world’s best money managers. It helps investors put this access to work in corporate defined benefit and defined contribution plans, and in the life savings of individual investors. Russell’s indexes are unmanaged and cannot be invested in directly. For more information on Russell indexes, go to www.russell.com.

ABOUT STEWARDSHIP FINANCIAL CORPORATION
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2 offices), Ridgewood, Montville, Pequannock, Waldwick, Wayne (3 offices), Westwood, Wyckoff and North Haledon, New Jersey.  Atlantic Stewardship Bank opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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